Company Contact:	Exhibit 99.1

Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, October 22, 2015…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share decreased to $0.28 for the quarter ended September 30, 2015, as compared to $0.31 for the corresponding prior year quarter. For the nine months ended September 30, 2015, diluted earnings per share increased to $0.90, as compared to $0.89 for the corresponding prior year period.

On July 31, 2015, the Company completed its acquisition of Colonial American Bank (“Colonial”), which added $142.4 million to assets, $121.2 million to loans, and $123.3 million to deposits. Colonial’s results of operations for August and September are included in the consolidated results for the quarter. The results of operations for the three and nine months ended September 30, 2015 included non-recurring merger related expenses which decreased net income, net of tax benefit, by $714,000 and $904,000, respectively. Excluding these items, core earnings for the three and nine months ended September 30, 2015 were $5.4 million, or $0.32 per diluted share, and $16.0 million, or $0.96 per diluted share, respectively. Included in operating expenses for the quarter ended September 30, 2015 are approximately $200,000 of expenses associated with operating redundant systems for Colonial. The Company expects to eliminate these expenses in periods subsequent to December 31, 2015.

Highlights for the quarter are described below.

•	Commercial loans outstanding increased $123.9 million, of which Colonial represented $82.1 million. Excluding Colonial, the annualized growth rate was 20.7%, the ninth consecutive quarter of double digit percentage growth. Over the last year, commercial loans outstanding increased $171.8 million, or 25.3%, excluding Colonial.

•	Loan growth was partly funded by a $206.1 million increase in deposits, of which Colonial represented $123.3 million.

Chief Executive Officer and President Christopher D. Maher commented, “The Company’s results continue to be fueled by strong organic loan growth, driven by another quarter of double digit increases from our commercial lending team.” Mr. Maher continued; “We are also excited to have closed the Colonial American acquisition in the third quarter and are pleased to announce the successful integration and systems conversion, which was completed this past weekend.”

The Company also announced that the Board of Directors declared its seventy-fifth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended September 30, 2015 of $0.13 per share will be paid on November 13, 2015 to stockholders of record on November 2, 2015.

With strong loan portfolio growth, the Bank is focused on expanding its funding sources. The Bank opened an additional branch in Jackson Township, Ocean County, in the third quarter. The branch operates with a smaller staff by handling sales and complex service transactions with universal bankers, while routine teller transactions are handled through “Personal Teller Machines”, an advanced technology with a live team member in a remote location who performs transactions for multiple Personal Teller Machines. Additionally, on July 31, 2015, the Bank executed an agreement to purchase an existing retail branch with total deposits of $24.6 million and core deposits (all deposits except time deposits) of $20.2 million located in the Toms River market. The purchase recently received regulatory approval from the Office of the Comptroller of the Currency on October 8, 2015 and is expected to close in the first quarter of 2016.

Results of Operations

Net income for the three and nine months ended September 30, 2015 was $4.7 million and $15.1 million, respectively, or $0.28 per diluted share and $0.90 per diluted share, respectively, as compared to net income of $5.2 million and $15.0 million, respectively, or $0.31 per diluted share and $0.89 per diluted share, respectively, for the corresponding prior year periods. Net income for the three and nine months ended September 30, 2015 includes non-recurring merger related expenses, net of tax benefit, of $714,000 and $904,000, respectively, which reduced diluted earnings per share by $0.04 and $0.06, respectively. Excluding the non-recurring merger related expenses, the increases in diluted earnings per share over the previous year periods were primarily due to higher net interest income and lower provisions for loan losses, partly offset by a reduction in other income and, for the three months ended September 30, 2015, higher operating expenses. As compared to the prior linked quarter, higher net interest income was offset by increased operating expenses.

Net interest income for the three and nine months ended September 30, 2015 increased to $19.6 million and $56.1 million, respectively, as compared to $18.1 million and $54.3 million, respectively, for the same prior year periods, reflecting an increase in interest-earning assets, partly offset by a lower net interest margin. Average interest-earning assets increased $181.9 million and

$129.7 million, respectively, for the three and nine months ended September 30, 2015, as compared to the same prior year periods. Both of the current year periods were favorably impacted by the interest-earning assets acquired from Colonial which averaged $86.4 million and $29.1 million, respectively, for the three and nine months ended September 30, 2015. Average loans receivable, net increased $243.8 million and $188.2 million, respectively, for the three and nine months ended September 30, 2015, as compared to the same prior year periods. The increase attributable to Colonial was $79.2 million and $26.7 million for the three and nine months, respectively. The net interest margin decreased to 3.26% and 3.24% for the three and nine months ended September 30, 2015, from 3.27% and 3.33%, respectively, for the same prior year periods. The yield on average interest-earning assets increased to 3.66% for the three months ended September 30, 2015, as compared to 3.63% for the same prior year period. The yield on average interest-earning assets decreased to 3.62% for the nine months ended September 30, 2015, as compared to 3.66% for the same prior year period. The cost of average interest-bearing liabilities increased to 0.50% and 0.47% for the three and nine months ended September 30, 2015, as compared to 0.45% and 0.40%, respectively, in the prior year periods. In anticipation of a rising interest rate environment, the Company extended its borrowed funds into higher-costing longer-term maturities. Since December 31, 2013, the Bank has extended $183.3 million of short-term funding into 3-5 year maturities, extending the weighted average maturity of term borrowings from 1.3 years to 3.1 years at September 30, 2015. The total cost of deposits (including non-interest bearing deposits) decreased to 0.22% for the nine months ended September 30, 2015, as compared to 0.24% for the corresponding prior year period.

Net interest income for the quarter ended September 30, 2015 increased $1.1 million as compared to the prior linked quarter. The net interest margin increased to 3.26%, from 3.23% in the prior linked quarter, and average interest-earning assets increased $116.8 million; $84.0 million of the increase in average interest-earning assets was due to assets acquired from Colonial. The yield on average interest-earning assets increased to 3.66% for the quarter ended September 30, 2015, from 3.61% for the prior linked quarter, while the cost of average interest-bearing liabilities increased to 0.50% from 0.46%. The net interest margin benefited from the higher-yielding interest-earning assets acquired from Colonial.

For the three and nine months ended September 30, 2015, the provision for loan losses was $300,000 and $975,000, respectively, as compared to $1.0 million and $1.8 million, for the corresponding prior year periods. Net charge-offs decreased to $196,000 and $654,000, respectively, for the three and nine months ended September 30, 2015, as compared to net charge-offs of $5.6 million and $6.4 million, respectively, in the corresponding prior year periods. In September 2014, the Company completed the bulk sale of certain non-performing residential mortgage loans which resulted in a total loan charge-off of $5.0 million. The provision exceeded net charge-offs for both the three and nine months ended September 30, 2015 to account for loan growth. The provision for loan losses, consistent with the low level of net charge-offs, was unchanged at $300,000, as compared to the prior linked quarter. Net charge-offs were $196,000 for the quarter ended September 30, 2015, as compared to $185,000 for the quarter ended June 30, 2015. Non-performing loans increased by $3.5 million at September 30, 2015, as compared to June 30, 2015. All of the increase was related to two well-seasoned loans, a $1.4 million residential mortgage loan and a $2.3 million commercial real estate loan, for which there are no expected losses.

For the three and nine months ended September 30, 2015, other income decreased to $4.2 million and $12.3 million, respectively, as compared to $5.3 million and $14.0 million in the same prior year periods. In the fourth quarter of 2014, the Company sold the servicing rights on a majority of residential mortgage loans serviced for the Federal agencies, recognizing a gain of

$408,000. Smaller, supplemental sales occurred in the first half of 2015 resulting in a gain of $111,000 for the nine months ended September 30, 2015. The sale of loan servicing caused a decrease of $164,000 and $507,000 in loan servicing income for the three and nine months ended September 30, 2015, respectively, as compared to the same prior year periods but also reduced operating expenses by similar amounts. For the three and nine months ended September 30, 2014, the Company recognized gains of $591,000 and $938,000, respectively, on the sale of equity securities, as compared to no gains in the current year periods.

Operating expenses increased to $16.1 million and $44.3 million, respectively, for the three and nine months ended September 30, 2015, as compared to $14.4 million and $43.4 million, respectively, in the same prior year periods. Operating expenses for the three and nine months ended September 30, 2015 include $1.0 million and $1.3 million, respectively, in non-recurring merger related expenses relating to the acquisition of Colonial. Compensation and employee benefits expense increased $523,000 for the three months ended September 30, 2015 as compared to the same prior year period. The increase was primarily due to higher salary expense associated with personnel increases in commercial lending, the Colonial acquisition and the opening of two new branches. Compensation and employee benefits expenses for the nine months ended September 30, 2015 was $54,000 lower than the prior year period which included $196,000 in severance related expenses due to the Company’s strategic decision to improve efficiency in the residential mortgage loan area.

For the three months ended September 30, 2015, operating expenses increased $1.8 million, as compared to the prior linked quarter; $909,000 excluding merger related expenses. The increase was primarily due to the Colonial acquisition and the opening of two new branches. For the three months ended September 30, 2015, operating expenses attributable to Colonial, excluding merger related expenses, were $513,000, of which approximately $200,000 was associated with operating redundant systems. The Company expects to eliminate these redundant expenses in periods subsequent to December 31, 2015.

The provision for income taxes was $2.6 million and $8.1 million, respectively, for the three and nine months ended September, 2015, as compared to $2.8 million and $8.1 million, respectively, for the same prior year periods. The effective tax rate was 35.5% and 34.9%, respectively, for the three and nine months ended September 30, 2015, as compared to 35.1% for both the same prior year periods and 35.1% in the prior linked quarter.

Financial Condition

Total assets increased by $201.2 million to $2,557.9 million at September 30, 2015, from $2,356.7 million at December 31, 2014, primarily due to $142.4 million of total assets from the Colonial acquisition. Loans receivable, net, increased by $250.1 million, to $1,939.0 million at September 30, 2015, from $1,688.8 million at December 31, 2014, which included $121.2 million of loans acquired from Colonial, growth in commercial loans (excluding Colonial) of $106.9 million, and the purchase of two pools of performing, locally-originated, one-to-four family, non-conforming mortgage loans for $22.0 million. The increase in loans receivable, net was partly offset by a decrease in total securities of $66.2 million. As part of the Colonial acquisition, the Company has outstanding goodwill and core deposit intangible at September 30, 2015 of $1.8 million and $269,000, respectively.

Deposits increased by $247.6 million, to $1,967.8 million at September 30, 2015, from $1,720.1 million at December 31, 2014. The increase in total deposits was primarily due to $123.3 million acquired from Colonial. Excluding Colonial, business deposits increased $60.7 million demonstrating the value of relationship based lending. The loan-to-deposit ratio at September 30, 2015 was 98.5%, a decrease as compared to 100.6% at June 30, 2015. The deposit growth contributed to a decrease in FHLB advances of $72.2 million, to $233.0 million at September 30,

2015, from $305.2 million at December 31, 2014. Stockholders’ equity increased to $234.7 million at September 30, 2015, as compared to $218.3 million at December 31, 2014, due to stock consideration of $11.8 million issued for the purchase of Colonial and net income for the period, partly offset by the repurchase of 373,594 shares of common stock for $6.5 million (average cost per share of $17.28) and the cash dividend on common stock. At September 30, 2015, there were 244,804 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share was $13.46 at September 30, 2015, as compared to $12.91 at December 31, 2014.

Asset Quality

The Company’s non-performing loans totaled $24.4 million at September 30, 2015, a $6.1 million increase from December 31, 2014 and a $6.0 million increase from September 30, 2014. Most of the increase was related to two well-seasoned loans, a $1.4 million residential mortgage loan and a $2.3 million commercial real estate loan, for which there are no expected losses. The largest non-performing loan represents a $6.2 million relationship which the Bank expects to take title to in the fourth quarter and convert to other real estate owned. Non-performing loans do not include $1.0 million of purchased credit impaired (“PCI”) loans acquired from Colonial. At September 30, 2015, the Company’s allowance for loan losses was 0.85% of total loans, a decrease from 0.92% at June 30, 2015, and from 0.98% at September 30, 2014. The decline in the loan coverage ratio from both the trailing quarter and the quarter ended September 30, 2014, was primarily a result of Colonial loans acquired at fair value, with no corresponding allowance.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, October 23, 2015 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143.

For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10073675 from one hour after the end of the call until January 23, 2016. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $2.6 billion in assets and 27 branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$50,576	$40,359	$36,117	$27,657
Securities available-for-sale, at estimated fair value	30,108	30,030	19,804	20,683
Securities held-to-maturity, net (estimated fair value of $400,852 at September 30, 2015, $420,409 at June 30, 2015, $474,215 at December 31, 2014 and $493,059 at September 30, 2014, respectively)	392,932	414,625	469,417	486,819
Federal Home Loan Bank of New York stock, at cost	15,970	18,740	19,170	14,785
Loans receivable, net	1,938,972	1,772,879	1,688,846	1,632,026
Mortgage loans held for sale	2,306	1,454	4,201	3,096
Interest and dividends receivable	5,978	5,550	5,506	5,579
Other real estate owned	3,262	3,357	4,664	6,466
Premises and equipment, net	28,721	24,931	24,738	24,690
Servicing asset	639	487	701	3,577
Bank Owned Life Insurance	57,206	56,858	56,048	55,668
Deferred tax asset	18,298	15,234	15,594	15,612
Other assets	10,816	10,596	11,908	12,043
Core deposit intangible	269	—	—	—
Goodwill	1,845	—	—	—

Total assets	$2,557,898	$2,395,100	$2,356,714	$2,308,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,967,771	$1,761,675	$1,720,135	$1,781,227
Securities sold under agreements to repurchase with retail customers	77,993	71,687	67,812	61,457
Federal Home Loan Bank advances	233,006	295,616	305,238	205,196
Other borrowings	27,500	27,500	27,500	27,500
Advances by borrowers for taxes and insurance	7,808	7,845	6,323	6,716
Other liabilities	9,132	9,242	11,447	7,955

Total liabilities	2,323,210	2,173,565	2,138,455	2,090,051

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,276,677, 16,722,632, 16,901,653 and 17,118,314 shares outstanding at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014, respectively	336	336	336	336
Additional paid-in capital	269,332	267,248	265,260	264,948
Retained earnings	226,115	223,644	217,714	214,952
Accumulated other comprehensive loss	(6,326)	(6,587)	(7,109)	(7,189)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,116)	(3,187)	(3,330)	(3,401)
Treasury stock, 16,290,095, 16,844,140, 16,665,119 and 16,448,458 shares at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014, respectively	(251,653)	(259,919)	(254,612)	(250,996)
Common stock acquired by Deferred Compensation Plan	(311)	(309)	(304)	(302)
Deferred Compensation Plan Liability	311	309	304	302

Total stockholders’ equity	234,688	221,535	218,259	218,650

Total liabilities and stockholders’ equity	$2,557,898	$2,395,100	$2,356,714	$2,308,701

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
	(unaudited)
Interest income:
Loans	$19,976	$18,548	$17,944	$56,553	$52,720
Mortgage-backed securities	1,460	1,519	1,642	4,602	5,136
Investment securities and other	534	509	556	1,560	1,929

Total interest income	21,970	20,576	20,142	62,715	59,785

Interest expense:
Deposits	1,162	967	1,010	3,084	3,092
Borrowed funds	1,233	1,176	1,032	3,490	2,369

Total interest expense	2,395	2,143	2,042	6,574	5,461

Net interest income	19,575	18,433	18,100	56,141	54,324
Provision for loan losses	300	300	1,000	975	1,805

Net interest income after provision for loan losses	19,275	18,133	17,100	55,166	52,519

Other income:
Bankcard services revenue	929	899	914	2,611	2,603
Wealth management revenue	501	629	579	1,657	1,727
Fees and service charges	2,091	2,059	2,379	6,042	6,484
Loan servicing income	75	59	239	186	693
Net gain on sale of loan servicing	—	30	—	111	—
Net gain on sales of loans available for sale	260	185	226	637	577
Net gain on sales of investment securities available for sale	—	—	591	—	938
Net loss from other real estate operations	(59)	(72)	(24)	(111)	(164)
Income from Bank Owned Life Insurance	348	364	382	1,158	1,097
Other	7	18	—	18	2

Total other income	4,152	4,171	5,286	12,309	13,957

Operating expenses:
Compensation and employee benefits	8,269	7,700	7,746	23,508	23,562
Occupancy	1,508	1,242	1,327	4,204	4,154
Equipment	951	813	879	2,562	2,403
Marketing	398	415	294	1,087	1,436
Federal deposit insurance	541	506	534	1,545	1,618
Data processing	1,193	1,101	1,111	3,382	3,168
Check card processing	490	423	518	1,388	1,458
Professional fees	390	539	704	1,324	1,602
Other operating expense	1,369	1,469	1,318	4,005	3,967
Amortization of core deposit intangible	8	—	—	8	—
Merger related expense	1,030	184	—	1,264	—

Total operating expenses	16,147	14,392	14,431	44,277	43,368

Income before provision for income taxes	7,280	7,912	7,955	23,198	23,108
Provision for income taxes	2,582	2,779	2,790	8,105	8,120

Net income	$4,698	$5,133	$5,165	$15,093	$14,988

Basic earnings per share	$0.28	$0.31	$0.31	$0.91	$0.89

Diluted earnings per share	$0.28	$0.31	$0.31	$0.90	$0.89

Average basic shares outstanding	16,733	16,401	16,623	16,522	16,748

Average diluted shares outstanding	16,953	16,593	16,704	16,746	16,865

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30, 2015	At June 30, 2015	At December 31, 2014	At September 30, 2014
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.18%	9.25%	9.26%	9.47%
Tangible stockholders’ equity to total tangible assets (1)	9.10	9.25	9.26	9.47
Common shares outstanding (in thousands)	17,277	16,723	16,902	17,118
Stockholders’ equity per common share	$13.58	$13.25	$12.91	$12.77
Tangible stockholders’ equity per common share (1)	13.46	13.25	12.91	12.77
ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$5,481	$4,288	$3,115	$3,759
Commercial real estate	17,057	14,601	12,758	12,713
Consumer	1,741	1,901	1,877	1,811
Commercial and industrial	115	115	557	109

Total non-performing loans	24,394	20,905	18,307	18,392
Other real estate owned	3,262	3,357	4,664	6,466

Total non-performing assets	$27,656	$24,262	$22,971	$24,858

Purchased credit impaired (“PCI”) loans	$1,019	$—	$—	$—

Delinquent loans 30 to 89 days	$8,025	$7,258	$8,960	$10,407

Troubled debt restructurings:
Non-performing (included in total non- performing loans above)	$3,819	$3,832	$2,031	$2,611
Performing	26,935	27,618	21,462	21,712

Total troubled debt restructurings	$30,754	$31,450	$23,493	$24,323

Allowance for loan losses	$16,638	$16,534	$16,317	$16,310

Allowance for loan losses as a percent of total loans receivable	0.85%	0.92%	0.95%	0.98%
Allowance for loan losses as a percent of total non-performing loans	68.21	79.09	89.13	88.68
Non-performing loans as a percent of total loans receivable	1.24	1.16	1.06	1.11
Non-performing assets as a percent of total assets	1.08	1.01	0.97	1.08
WEALTH MANAGEMENT
Assets under administration	$205,087	$216,533	$225,234	$224,421

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.75%	0.86%	0.88%	0.83%	0.87%
Return on average stockholders’ equity	8.02	9.29	9.50	8.94	9.23
Return on average tangible stockholders’ equity (1)	8.07	9.29	9.50	8.96	9.23
Net interest rate spread	3.16	3.15	3.18	3.15	3.26
Net interest rate margin	3.26	3.23	3.27	3.24	3.33
Operating expenses to average assets	2.56	2.40	2.47	2.44	2.52
Efficiency ratio	68.05	63.67	61.71	64.69	63.51

(1)	Tangible stockholders’ equity at September 30, 2015 is calculated by excluding intangible assets relating to goodwill ($1,845,000) and core deposit intangible ($269,000).

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

			September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Real estate:
One-to-four family			$789,517	$749,416	$742,090	$741,671
Commercial real estate, multi-family and land			804,063	698,286	649,951	599,917
Residential construction			51,580	52,428	47,552	41,143
Consumer			194,306	192,351	199,349	199,842
Commercial and industrial			129,379	111,229	83,946	79,608

Total loans			1,968,845	1,803,710	1,722,888	1,662,181
Loans in process			(14,145)	(16,073)	(16,731)	(14,180)
Deferred origination costs, net			3,216	3,230	3,207	3,431
Allowance for loan losses			(16,638)	(16,534)	(16,317)	(16,310)

Total loans, net			1,941,278	1,774,333	1,693,047	1,635,122
Less: mortgage loans held for sale			2,306	1,454	4,201	3,096

Loans receivable, net			$1,938,972	$1,772,879	$1,688,846	$1,632,026

Mortgage loans serviced for others			$164,488	$173,090	$197,791	$796,771
Loan pipeline:	Average Yield
Commercial	4.11%		$71,944	$58,613	$46,864	$42,403
Construction/permanent	4.17		16,357	9,309	12,674	15,019
One-to-four family	3.71		23,537	17,545	20,072	18,364
Consumer	4.40		8,859	8,059	4,585	10,367

Total	4.06		$120,697	$93,526	$84,195	$86,153

		For the Three Months Ended,			For the Nine Months Ended
		September 30,	June 30,	September 30,	September 30,
		2015	2015	2014	2015	2014
Loan originations:
Commercial	4.05%	$70,378	$52,037	$66,728	$191,851	$166,119
Construction/permanent	4.09	11,867	11,737	10,622	36,172	34,201
One-to-four family	3.89	24,127	35,524	22,855	92,995	82,845
Consumer	4.45	13,841	13,259	10,403	38,163	39,675

Total	4.07	$120,213	$112,557	$110,608	$359,181	$322,840

Loans sold		$11,063	$16,788	$9,803	$38,830	$31,009
Net charge-offs		196	185	5,626	654	6,425

DEPOSITS

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Type of Account
Non-interest-bearing	$362,079	$328,175	$279,944	$277,136
Interest-bearing checking	883,940	794,310	836,120	888,008
Money market deposit	151,657	123,017	95,663	110,721
Savings	310,009	306,079	301,190	294,059
Time deposits	260,086	210,094	207,218	211,303

	$1,967,771	$1,761,675	$1,720,135	$1,781,227

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	SEPTEMBER 30, 2015			JUNE 30, 2015			SEPTEMBER 30, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$55,047	$17	0.12%	$28,636	$6	0.08%	$56,523	$17	0.12%
Securities (1) and FHLB stock	468,707	1,977	1.69	490,760	2,022	1.65	529,116	2,181	1.65
Loans receivable, net (2)	1,875,458	19,976	4.26	1,762,995	18,548	4.21	1,631,680	17,944	4.40

Total interest-earning assets	2,399,212	21,970	3.66	2,282,391	20,576	3.61	2,217,319	20,142	3.63

Non-interest-earning assets	122,269			112,445			117,509

Total assets	$2,521,481			$2,394,836			$2,334,828

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,319,106	383	0.12	$1,273,717	238	0.07	$1,279,313	262	0.08
Time deposits	244,325	779	1.28	212,160	729	1.37	213,627	748	1.40

Total	1,563,431	1,162	0.30	1,485,877	967	0.26	1,492,940	1,010	0.27
Borrowed funds	355,639	1,233	1.39	365,804	1,176	1.29	325,897	1,032	1.27

Total interest-bearing liabilities	1,919,070	2,395	0.50	1,851,681	2,143	0.46	1,818,837	2,042	0.45

Non-interest-bearing deposits	354,411			307,528			279,144
Non-interest-bearing liabilities	13,827			14,707			19,436

Total liabilities	2,287,308			2,173,916			2,117,417
Stockholders’ equity	234,173			220,920			217,411

Total liabilities and stockholders’ equity	$2,521,481			$2,394,836			$2,334,828

Net interest income		$19,575			$18,433			$18,100

Net interest rate spread (3)			3.16%			3.15%			3.18%

Net interest margin (4)			3.26%			3.23%			3.27%

	FOR THE NINE MONTHS ENDED,
	SEPTEMBER 30, 2015			SEPTEMBER 30, 2014
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$37,409	$29	0.10%	$37,572	$27	0.10%
Securities (1) and FHLB stock	489,671	6,133	1.67	547,983	7,038	1.71
Loans receivable, net (2)	1,781,023	56,553	4.23	1,592,864	52,720	4.41

Total interest-earning assets	2,308,103	62,715	3.62	2,178,419	59,785	3.66

Non-interest-earning assets	115,577			117,313

Total assets	$2,423,680			$2,295,732

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,290,891	859	0.09	$1,286,412	873	0.09
Time deposits	220,827	2,225	1.34	214,821	2,219	1.38

Total	1,511,718	3,084	0.27	1,501,233	3,092	0.27
Borrowed funds	352,743	3,490	1.32	313,519	2,369	1.01

Total interest-bearing liabilities	1,864,461	6,574	0.47	1,814,752	5,461	0.40

Non-interest-bearing deposits	319,797			247,469
Non-interest-bearing liabilities	14,407			16,895

Total liabilities	2,198,665			2,079,116
Stockholders’ equity	225,015			216,616

Total liabilities and stockholders’ equity	$2,423,680			$2,295,732

Net interest income		$56,141			$54,324

Net interest rate spread (3)			3.15%			3.26%

Net interest margin (4)			3.24%			3.33%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.

OTHER ITEMS

(in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	Three months ended, September 30, 2015	Nine months ended, September 30, 2015
Core earnings:
Net income	$4,698	$15,093
Add: Non-core merger related expenses	1,030	1,264
Less: Income tax benefit on non-core expenses	(316)	(360)

Core earnings	$5,412	$15,997

Core diluted earnings per share	$0.32	$0.96

ACQUISITION DATE – FAIR VALUE BALANCE SHEET

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Colonial, net of the total consideration paid (in thousands):

	At July 31, 2015
	Colonial Book Value	Purchase Accounting Adjustments		Estimated Fair Value
Assets acquired:
Securities	$6,758	$—		$6,758
Loans, gross	125,063	(3,867	)(1)	121,196
Allowance for loan losses	(1,578)	1,578		—
Other real estate owned	405	(148)		257
Deferred tax asset – recognition of net operating loss carryforward	—	2,292		2,292
– relating to purchase accounting adjustments	—	952		952
Other assets	8,823	—		8,823
Core deposit intangible	—	277		277
Goodwill	—	1,845		1,845

Total assets acquired	139,471	2,929		142,400

Liabilities assumed:
Deposits	123,103	243		123,346
Federal Home Loan Bank advances	6,800	—		6,800
Other liabilities	309	—		309

Total liabilities assumed	130,212	243		130,455

Net assets acquired	$9,259	$2,686		$11,945

(1)	Includes a general credit fair value deduction of $1,722,000; a fair value deduction on credit-impaired loans of $1,475,000; an interest rate fair value benefit of $980,000; and further credited by the write-off of Colonial’s capitalized loan origination costs of $1,650,000.

Included in net interest income for the three months ended September 30, 2015 is $140,000 of net accretion/amortization relating to the purchase accounting adjustments.

The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.